EXHIBIT 99.1

Dolphin Entertainment 2018 Revenue Increases to $22.6 million

NEW YORK, NY and LOS ANGELES, CA / ACCESSWIRE / April 15, 2019 / Dolphin Entertainment (NASDAQ: DLPN), a leading independent entertainment marketing and premium content production company, announces its financial results for the year ended December 31, 2018.

FY 2018 Highlights

•

Total Revenue for 2018 increased to $22.6 million from $22.4 million in the prior year. Total revenue growth was achieved despite a decrease of $5.3 million in sales revenue for Max Steel from our content production segment, as sales for that project are nearly completed.

•

Entertainment publicity and marketing revenue of $21.9 million for 2018, compared to $16.4 million in the prior year.

•

Operating loss for 2018 of $(4.1) million, which included non-cash items of $(2.0) million of depreciation and a $(1.9) million goodwill impairment, compared to a 2017 operating loss of $(1.0) million, which included $(1.3) million of depreciation.

•

Non-Recurring, non-cash expenses for 2018 included (i) a goodwill impairment of approximately $(1.9) million; (ii) the write off of accounts receivable of Max Steel of approximately $(0.5) million; and, (iii) the write off of deferred production costs of approximately $(0.2) million.

•

Net loss was $(2.9) million, compared to net income of $6.9 million in the prior year, of which a substantial portion of 2017 net income was attributable to a change in fair value of warrant liability and to a gain on extinguishment of debt.

•

Stockholders' equity of $10.8 million as of December 31, 2018 compared to stockholders' equity of $6.1 million as of December 31, 2017.

•

Closed a public offering providing gross proceeds of $6.8 million, including the underwriter's overallotment. 2,265,000 shares of common stock were issued at a purchase price to the public of $3.00 per share.

•

Closed a $750,000 registered direct offering of 250,000 shares of common stock at $3.00 per share.

•

Completed our acquisition of The Door, a leading lifestyle and hospitality PR agency, for aggregate consideration of up to $11 million, which includes performance-based contingent consideration of up to $7 million.

•

Completed our acquisition of Viewpoint Creative, a full-service creative branding and production house, for $2 million.

•

42West and The Door both earned spots on the Observer's prestigious PR Power 50, a widely-respected ranking of the 50 top public relations firms in the nation.

•

42West's talent team added 4 veteran publicists in October 2018, following the previously reported departures of three senior publicists in June 2018.

•

42West represented numerous individuals and served in various capacities with 16 films that collectively earned a total of 47 Oscar nominations and won 8 Academy Awards in 2019.

•

The Door added New York icon, the Times Square Alliance, to its formidable client list.

•

The Door announced a significant expansion of its West Coast operations with the signing of five new California-based culinary brands as clients and added a new senior executive.

•

The Door launched a consumer products division and added seasoned executive Nicole Lowe, Managing Director, to lead the new vertical.

Dolphin's CEO, Bill O'Dowd, commented, "On December 21, 2017, Dolphin listed on NASDAQ with a very straight-forward investment thesis. We believed then that with our acquisition of 42West in March, 2017 serving as both the magnet and the foundation, we could attract and acquire previously privately-held, already profitable firms to build a unique "Super Group" of best-in-class entertainment marketing companies. We believe now that our acquisitions of The Door and Viewpoint in the second half of 2018 serve as proof of this thesis."

Mr. O'Dowd continued, "We are in an era of tremendous investment in original entertainment content by the studios, networks and leading streaming platforms, which we believe positions our companies for strong organic growth for years to come. We further believe that all of our companies will benefit from the ability to cross-sell services, such as the production of original promotional and marketing content, thereby increasing both revenues and profits while raising the average revenue per client."

Mr. O'Dowd added, "Thus, in this environment and with the competitive advantages we are creating, we expect to meet or exceed current analyst annual revenue estimates for 2019. To that end, we anticipate reporting robust Q1 results, on the heels of a successful awards season for 42West, and our outlook for 2019 is bolstered by the Q1 investment in the creation of a Consumer Products PR division within The Door. Furthermore, we believe there is further upside to annual revenue estimates, as we expect to continue to focus on near-term M&A opportunities to further build-out our entertainment marketing "Super Group"."

Conference Call Information

To participate in this event, dial-in approximately 5 to 10 minutes before the beginning of the call.
Date, Time: April 15, 2019, at 4:30 p.m. ET
Toll-free: 877-407-0782

International: 201-689-8567
Live Webcast: https://www.investornetwork.com/event/presentation/45784

Conference Call Replay Information

The replay will be available beginning approximately 1 hour after the completion of the live event.
Toll-free: 877-481-4010

International: 919-882-2331
Reference ID: 45784

About Dolphin Entertainment, Inc.

Dolphin Entertainment is a leading independent entertainment marketing and premium content development company. Through our subsidiaries 42West and The Door, we provide expert strategic marketing and publicity services to many of the top brands, both individual and corporate, in the entertainment and hospitality industries. The Door and 42West are both recognized global leaders in PR services for their respective industries. Dolphin's recent acquisition of Viewpoint Creative adds full-service creative branding and production capabilities to our marketing group. Dolphin's legacy content production business, founded by Emmy-nominated CEO Bill O'Dowd, has produced multiple feature films and award-winning digital series.

Special Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, Dolphin Entertainment's expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by the use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, Dolphin Entertainment's actual results may differ materially from the results discussed in its forward-looking statements. Dolphin Entertainment's forward-looking statements contained herein speak only as of the date of this press release. Factors or events Dolphin Entertainment cannot predict, including those described under the caption entitled "Risk Factors" in Dolphin Entertainment's most recent Annual Report on Form 10-K filed with the SEC and under similar headings in its subsequently filed Quarterly Reports on Forms 10-Q and other filings with the SEC, may cause its actual results to differ from those expressed in forward-looking statements. Although Dolphin Entertainment believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved, and Dolphin Entertainment undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Contact:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2018 and 2017

	2018	2017
ASSETS
Current
Cash and cash equivalents	$5,542,272	$5,296,873
Restricted cash	732,368	—
Accounts receivable, net of allowance for doubtful accounts of $283,022 and $366,280, respectively	3,173,107	3,700,618
Other current assets	620,970	422,118
Total current assets	10,068,717	9,419,609

Capitalized production costs, net	724,585	1,075,645
Intangible assets, net of amortization of $2,714,785 and 1,043,255, respectively	9,395,215	8,506,745
Goodwill	15,922,601	12,778,860
Property, equipment and leasehold improvements, net	1,182,520	1,110,776
Investments	220,000	220,000
Deposits	475,956	485,508
Total Assets	$37,989,594	$33,597,143
LIABILITIES
Current
Accounts payable	$944,232	$1,097,006
Other current liabilities	7,238,507	6,487,819
Line of credit	1,700,390	750,000
Put Rights	4,281,595	2,446,216
Accrued compensation	2,625,000	2,500,000
Debt	2,411,828	3,987,220
Loan from related party	1,107,873	1,708,874
Contract liabilities	522,620	48,449
Convertible notes payable	625,000	800,000
Note payable	479,874	300,000
Total current liabilities	21,936,919	20,125,584
Noncurrent
Warrant liability	—	1,441,831
Put Rights	1,702,472	3,779,794
Convertible notes payable	1,376,924	75,000
Note payable	612,359	600,000
Contingent consideration	550,000	—
Deferred tax	—	187,537
Other noncurrent liabilities	1,034,393	1,311,040
Total noncurrent liabilities	5,276,148	7,395,202
Total Liabilities	27,213,067	27,520,786
STOCKHOLDERS' EQUITY
Common stock, $0.015 par value, 200,000,000 shares authorized, 14,123,157 and, 10,565,789, respectively, issued and outstanding at December 31, 2018 and 2017	211,849	158,487
Preferred Stock, Series C, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding at December 31, 2018 and 2017	1,000	1,000
Additional paid in capital	105,092,852	98,816,550
Accumulated deficit	(94,529,174)	(92,899,680)
Total Stockholders' Equity	$10,776,527	$6,076,357
Total Liabilities and Stockholders' Equity	$37,989,594	$33,597,143

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2018 and 2017

	2018	2017

Revenues:
Entertainment publicity and marketing	$21,916,727	$16,458,929
Content production	634,612	5,954,115
Total revenues	22,551,339	22,413,044

Expenses:
Direct costs	2,176,968	4,638,710
Distribution and marketing	—	1,111,994
Selling, general and administrative	4,486,023	3,156,097
Depreciation and amortization	1,978,804	1,254,643
Legal and professional	2,119,107	1,806,448
Payroll	14,082,014	11,408,731
Goodwill impairment	1,857,000	—
Total expenses	26,699,916	23,376,623
Loss before other expenses	(4,148,577)	(963,579)

Other Income (expenses):
Gain (loss) on extinguishment of debt	(53,271)	4,012,277
Acquisition costs	(438,552)	(749,440)
Loss on disposal of furniture, office equipment and leasehold improvements	—	(28,025)
Change in fair value of warrant liability	—	9,018,359
Change in fair value of put rights	616,943	(2,426,010)
Change in fair value of contingent consideration	1,070,000	(17,251)
Interest expense	(1,050,478)	(1,594,940)
Total other income	144,642	8,214,970
(Loss) income before income taxes	$(4,003,935)	$7,251,391
Income tax benefit (expense)	1,090,614	(338,867)
Net (loss) income	$(2,913,321)	$6,912,524

(Loss) Income per Share - Basic	$(0.22)	$0.72
(Loss) per share - Diluted	$(0.23)	$(0.20)
Weighted average number of shares used in per share calculation
Basic	13,773,395	9,586,986
Diluted	16,159,486	10,608,828